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                                                                   EXHIBIT 10.47



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of August 5, 2002 by and between FAIR, ISAAC AND COMPANY, INCORPORATED, a Delaware corporation ("FIC") located at 200 Smith Ranch Road, San Rafael, California 94903, and KENNETH J. SAUNDERS ("Employee").

                              W I T N E S S E T H:

        WHEREAS, Employee is currently employed by HNC Software, Inc. ("HNC") as Chief Financial Officer and Secretary; and

        WHEREAS, pursuant to an Agreement and Plan of Merger dated as of April 28, 2002, among FIC, HNC and Northstar Acquisition Inc. (the "Merger Agreement"), FIC is acquiring all of the outstanding shares of HNC by way of the merger of HNC with a wholly owned subsidiary of FIC (the "Merger"), with HNC as the surviving entity; and

        WHEREAS, FIC intends to maintain and operate the business of HNC after the Merger; and

        WHEREAS, FIC desires to have the benefits of Employee's knowledge and experience as a full-time employee of FIC without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of FIC and its stockholders, and Employee desires to be employed full-time with FIC; and

        WHEREAS, FIC and Employee desire to enter into an agreement reflecting the terms under which Employee will be employed by FIC after the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants set forth in the Merger Agreement and this Agreement, the parties hereto agree as follows:

        1. Effectiveness.

        This Agreement shall become effective only upon the later of (i) the Closing of the Merger as defined in the Merger Agreement (the "Closing") or (ii) approval by FIC Board of Directors (the "Board") of Employee's employment as Chief Financial Officer of FIC, which date shall be the "Effective Date."

        2. Term.

        FIC hereby agrees to employ Employee and Employee hereby agrees to be employed by FIC on a full-time basis for a four-year period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by FIC or Employee to the other party hereto at least 60 days prior to the fourth anniversary of the Effective Date or the one-year extension period then in effect, as the case may be, unless sooner terminated as provided in Section 9(a) hereof (the "Term"). Employee's employment is contingent on his ability to prove his identity and authorization to work in the United States for FIC and his compliance with the Immigration and Naturalization Service's employment verification requirements.

        3. Duties.

        Employee shall serve as Chief Financial Officer of FIC upon the terms and conditions set forth in this Agreement, and shall have the duties and responsibilities that are customarily associated with such position. Employee shall report directly to the Chief Executive Officer of FIC. Employee will also have such other powers and duties as may be prescribed by the Chief Executive Officer of FIC, the Board or by FIC's bylaws.

        Employee is required to exercise his specialized expertise, independent judgment and discretion to provide high-quality services, and to devote his full business time, energies, efforts and abilities exclusively to his employment, and shall use his best efforts and abilities to promote FIC's interests; provided, however, that Employee may serve in any capacity with any civic, educational or charitable organization, so long as such activities do not interfere with his duties or obligations under this Agreement or arising out of his position as an employee or an officer of FIC.

        Employee shall follow Employer's written policies, including any policies published on FIC's internal or external websites, and procedures adopted from time to time by Employer and to which Employee has had access, which the Employer may change at any time. During the Term, Employee may not engage, directly or indirectly, in any business activity that competes with or is adverse to FIC's business, whether alone or as a partner, officer, director, employee, consultant or investor in such business activity, including but not limited to soliciting or assisting or causing others to solicit employees of FIC or its subsidiaries for competitive employment. Notwithstanding the foregoing, Employee may own, as a passive investor, securities of any competitor corporation, provided that Employee's direct holdings in any one such corporation shall not in the aggregate constitute more than three percent (3%) of the voting stock of such corporation and further provided that such investment does not violate Employee's fiduciary duties owed to FIC.

        4. Compensation.

        FIC shall compensate Employee for the services rendered under this Agreement as follows:

               (a) A base salary at the annual rate of $341,000, less regular payroll deductions, which covers all hours worked (the "Base Salary"), payable at such other intervals and in such amounts in accordance with the then-customary payroll practices of Employer for the payment of its employees. Employee acknowledges that Employer's current payroll practices provide for payment of annual base salaries on a bi-weekly basis in arrears. Employer will review the Base Salary annually and may, in its sole discretion, increase the Base Salary. Decreases in the Base Salary may be made if such is made generally with respect to all other similarly situated employees and does not single out Employee.

               (b) Employee shall be reimbursed for all reasonable business expenses incurred on behalf of FIC while on business, upon submission of appropriate documentation in



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accordance with FIC's general policies, as they may be amended from time to time during the Term.

               (c) Employee shall also be eligible for an annual incentive bonus under FIC's management incentive plan, as it may be changed or replaced from time to time, on the same basis that such participation is normally granted to vice presidents of FIC of similar levels of authority and base compensation. Under FIC's current management incentive plan Employee shall be eligible for an annual incentive bonus based on FIC's performance and Employee's achievement of specific mutually agreed goals and objectives incorporating subjective and objective measurable outcomes, with an annual payout opportunity from zero to 100% of the Base Salary, which bonus currently is calculated and paid on a fiscal quarterly basis. Under the current plan, quarterly and year to date performance will be considered in paying bonuses. Employee's participation will begin on the first day of the first quarter that commences following the Effective Date; provided, however, that Employee shall be eligible to receive a pro-rated bonus for the partial quarter following the Effective Date on similar terms.

               (d) All payments of compensation made by FIC under this Agreement to Employee will be subject to tax withholding as required pursuant to applicable laws and regulations.

        5. Employee Benefits and Expenses.

        In addition to the compensation specified in Section 4 above, Employee shall be entitled to participate in any benefit plan or arrangement for, or to receive employment benefits, such as medical, dental, vision care insurance and life insurance, which are normally available to employees of Employer, on the same basis that such participation or such benefits are normally granted to such employees and to perquisites and fringe benefits no less favorable than those generally received by any other vice-president of FIC of similar levels of authority (the "Benefit Plans"). Employee shall also be entitled to holidays and paid time off ("PTO") in accordance with FIC's policies as they may be in effect from time to time. Employer reserves the right to modify, suspend or discontinue any and all Benefit Plans and benefits, holidays and PTO policies and practices at any time without notice to or recourse by Employee, so long as such action is taken generally with respect to other similarly situated persons and does not single out Employee. Employee, to the extent not prohibited by law, shall receive service credit that includes his employment by HNC and Risk Data Corporation prior to the Closing under all Benefit Plans and paid time off ("PTO") policies. A list and description of the foregoing benefits and policies has been provided to Employee. These benefits and policies may change from time to time.

        All expenses reasonably incurred by Employee, including but not limited to, relocation expenses (if Employer relocates Employee to a work location other than the San Diego, California metropolitan area after employment hereunder commences), travel, telephone, entertainment and miscellaneous expenses in connection with the proper discharge of his duties of employment will be paid by Employer in accordance with Employer's relocation and/or reimbursement policy as established and amended from time to time and generally distributed to employees of Employer.

        6. Place of Employment.

        During the Term, Employee shall perform the services he is required to perform at Employer's office in San Diego, California. Employer may from time to time require Employee to travel temporarily to other locations on Employer's business; provided, however, that Employee will perform the substantial majority of his services at the Employer's San Diego, California offices. Subject to Employee's consent, and subject to Sections 9(b) and 12(c) hereof, Employer reserves the right to transfer Employee to any other place or places determined by Employer at any time in good faith deemed necessary or advisable by Employer for business purposes and in such case, shall pay such relocation expenses as provided for in Employer's then current written relocation policy.

        7. Stock Options.

               (a) On the first business day following the Closing, Employee shall be granted options to purchase two hundred thousand (200,000) non-qualified shares of FIC common stock, at an exercise price equal to the closing sale price of FIC common stock on the New York Stock Exchange on August 6, 2002, pursuant to the Nonstatutory Stock Option Agreement (attached as Exhibit A) and the Notice of Grant of Stock Options and Options Agreement to be entered into as of the Effective Date between FIC and Employee. Such agreement shall provide that 25% of such options shall be subject to vesting on each of the first four anniversaries of the grant date, conditioned upon Employee's continued employment by FIC. The option shall have a term of ten years from the date of grant.

               (b) Approximately six (6) months after the Effective Date Employee shall be eligible for additional options to purchase up to sixty thousand (60,000) non-qualified shares of FIC common stock, at an exercise price equal to the closing sale price of FIC common stock on the New York Stock Exchange on the date of grant, pursuant to the Fair, Isaac and Company, Incorporated 1992 Long-term Incentive Plan (attached as Exhibit B) and the Stock Option Agreement to be entered into between FIC and Employee for such grant. Such agreement shall provide that 25% of such options shall be subject to vesting on each of the first four anniversaries of the grant date, conditioned upon Employee's continued employment by FIC. The option shall have a term of ten years from the date of grant. This grant is entirely contingent upon the sole good faith assessment by the Chief Executive Officer that the following broad objectives have been satisfactorily achieved by Employee, as solely determined by the Chief Executive Officer:

                      (i) Significant improvement of core accounting and reporting function to build process rigor, data reliability, regulatory compliance and timeliness, including but not limited to staff integration.

                      (ii) Building an effective investor relations strategy and taking appropriate steps to implement it;

                      (iii) Playing a central role on leading and facilitating merger integration activities. In this capacity Employee will serve as a critical regional Employee (San Diego) charged with ensuring real-time resolution of issues that arise.

               (c) Employee shall be eligible to receive options based on FIC's annual key manager grant cycle starting with the November, 2003 cycle.



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        8.     Waiver of Certain Rights; Non-Waiver of April 1, 2002 HNC
               Software Letter Agreement.

        Except as specified in the proviso below, Employee agrees to irrevocably relinquish and waive any rights he has pursuant to any employment or other service arrangements and agreements he has with HNC, and all such arrangements and agreements shall be deemed terminated as of the Closing; provided, however, that the letter agreement by and between Employee and HNC Software effective April 1, 2002 (the "Letter Agreement") shall remain in full force and effect.

        9.     Termination.

               (a) Employee may terminate his employment hereunder for any reason upon thirty (30) days' prior written notice to FIC. Employee's employment hereunder will terminate automatically upon the death or Disability (as defined below) of Employee or upon expiration of the Term after notice as provided in
Section 2 above. FIC may terminate Employee's employment hereunder, with or without "Cause" (as defined below), upon thirty (30) days' prior written notice to Employee; provided, however, that, immediately upon receipt of such notice, Employee shall cease to hold himself out to any third party as an officer of FIC, shall refrain from acting as an officer of FIC (including but not limited to refraining from executing contracts and instruments in the name or on behalf of FIC) and shall refrain from taking any action which may lead any third party to believe that he is authorized to act on behalf of FIC.

               (b) In the event that Employee's employment hereunder is terminated by FIC without "Cause" or by Employee for "Pre-Change of Control Good Reason" (as defined below) then, if (and only if) Employee has not materially breached this Agreement and Employee has executed and delivered to FIC a full and unconditional release and non-solicit agreements in accordance with Section 11 in form satisfactory to FIC, Employee shall be entitled to the following payments:

                      (i) 200% of the Base Salary, in accordance with the payroll practices described in Section 4(a) (the "Base Salary Severance");

                      (ii) a bonus equal to 100% of the Base Salary (the "Severance Bonus"), it being understood that no bonus with respect to any succeeding anniversary or anniversaries would thereafter be payable; and

                      (iii) any accrued but unused paid time off (PTO) through the date of termination.

        In addition, Employee's options that would otherwise vest within the twelve-month period following the termination date shall immediately vest on the date of termination.

        In the event Employee is in material breach of this Agreement at the time of termination by FIC without "Cause" or by Employee for "Pre-Change of Control Good Reason", FIC shall provide Employee written notice of the specific grounds for such breach within one week of such termination. If Employee cures such breach within 30 days of receipt of such notice and is not otherwise in material breach (which breach shall also be subject to 30 days' written notice and



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opportunity to cure), then Employee shall be entitled to the payments and other benefits outlined in this Section 9(b).

               (c) In the event that Employee's employment hereunder is terminated voluntarily by Employee, by FIC with "Cause", by reason of Employee's death or Disability, or upon expiration of the Term after notice as provided in
Section 2, then Employee shall be entitled to receive his Base Salary and benefits earned through the Termination Date, in accordance with the practices, policies and plans of FIC then in effect.

               (d) Termination due to a Change in Control Event shall be governed by Section 10 below. If Employee is eligible for benefits under Section 10, Employee shall not be entitled to receive any benefits under Section 9(b).

               (e) Regardless of the reason for the termination of this Agreement or of Employee's employment hereunder, Employee shall continue to be subject to and bound by the provisions of Sections 14 through 20, inclusive, after any termination of employment or termination of this Agreement.

               (f) In the event of a termination of employment of Employee for any reason, possession of each corporate record and file shall be retained by FIC, and Employee or his heirs, assigns and legal representatives shall have no right whatsoever in any such material, information or property. Employee agrees to deliver to FIC at termination of employment or at any time upon written request by FIC, all memoranda, notes, plans, records, records, reports and other documents relating to the business of FIC and its subsidiaries which he may have within his possession or control.

        10. Change in Control Events.

        No amounts or benefits shall be payable or provided for pursuant to this
Section 10 unless a Change in Control Event shall occur during the Term.

               (a) For purposes of this Agreement, a "Change in Control Event" shall be deemed to have occurred if any of the following occur in one or a series of related transactions:

                      (i) Any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the "Exchange Act")) acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of FIC representing 30% or more of the combined voting power of FIC's securities entitled to vote generally in the election of directors ("Voting Securities") then outstanding or 30% or more of the shares of common stock of FIC ("Common Stock") outstanding, provided, however, that the following shall not constitute an Event pursuant to this Section 10(a)(i):

                             (A) any acquisition or beneficial ownership by FIC
or a subsidiary of FIC;

                             (B) any acquisition or beneficial ownership by any
employee benefit plan (or related trust) sponsored or maintained by FIC or one or more of its subsidiaries;



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

                             (C) any acquisition or beneficial ownership by any
corporation (including without limitation an acquisition in a transaction of the nature described in Section 10 (a)(iii)) with respect to which, immediately following such acquisition, more than 70%, respectively, of (x) the combined voting power of FIC's then outstanding Voting Securities and (y) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock, respectively, of FIC immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition; or

                             (D) any acquisition of Voting Securities or Common
Stock directly from FIC; and;

               Continuing Directors shall not constitute a majority of the members of the Board of Directors of FIC. For purposes of this Section 10(a)(i), "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of FIC, (B) individuals elected as directors of FIC subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of FIC or (C) any individual elected or appointed by the Board of Directors of FIC to fill vacancies on the Board of Directors of FIC caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a "Continuing Director" shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of FIC; or,

                      (ii) Consummation of a reorganization, merger or consolidation of FIC or a statutory exchange of outstanding Voting Securities of FIC (other than a merger or consolidation with a subsidiary of FIC), unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be; or.

                      (iii)(x) Approval by the shareholders of FIC of a complete liquidation or dissolution of FIC or (y) the sale or other disposition of all or substantially all of the assets of FIC (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, (1) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (2) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be; or



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

                      (iv) A majority of the members of the Board of Directors of the Company shall have declared that a Change in Control Event has occurred or that a Change of Control Event will occur upon satisfaction of specified conditions, in which case the Change in Control Event shall be deemed to occur upon satisfaction of such specified conditions; or

                      (v) FIC enters into a letter of intent, an agreement in principle or a definitive agreement relating to a Change in Control Event described in Section 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(a)(iv) hereof that ultimately results in such a Change in Control Event, or a tender or exchange offer or proxy contest is commenced which ultimately results in a Change in Control Event described in Section 10(a)(i) hereof; or

                      (v) There shall be an involuntary termination of employment of the Employee or Termination for Good Reason (as defined below), and the Employee reasonably demonstrates that such event (x) was requested by a party other than the Board of Directors of FIC that had previously taken other steps reasonably calculated to result in a Change in Control Event described in
Section 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(a)(iv) hereof and which ultimately results in a Change in Control Event described in Section 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(a)(iv) hereof, or (y) otherwise arose in connection with or in anticipation of a Change in Control Event described in Section 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(a)(iv) hereof that ultimately occurs.

        Notwithstanding anything stated in this Section 10(a), a Change in Control Event shall not be deemed to occur with respect to Employee if (x) the acquisition or beneficial ownership of the 30% or greater interest referred to in Section 10(a)(i) is by Employee or by a group, acting in concert, that includes Employee or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of FIC shall, immediately after a reorganization, merger, exchange, consolidation or disposition of assets referred to in Section 10(a)(ii) or 10(a)(iii), be beneficially owned, directly or indirectly, by Employee or by a group, acting in concert, that includes Employee.

        (b) For purposes of this Agreement, a "subsidiary" of FIC shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by FIC.

        (c) If any Change in Control Event shall occur during the Term, then the Employee shall be entitled to receive from FIC or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of FIC) a cash payment and other benefits on the following basis (unless the Employee's employment by FIC is terminated voluntarily or involuntarily prior to the occurrence of the earliest Change in Control Event to occur (the "First Change in Control Event"), in which case Employee shall be entitled to no payment or benefits under this Section 10):

               (i) If at the time of, or at any time after, the occurrence of the First Change in Control Event and prior to the end of the Transition Period, the employment of Employee with FIC is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by Employee other than for Post-Change of Control Good Reason, is on account of the death or Disability of the Employee or is a termination by FIC for Cause), subject to the limitations set forth in Section 11, Employee shall be entitled to the following:



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

                      (A) FIC shall pay Employee's full base salary through the Termination Date at the rate then in effect.

                      (B) FIC or its successor, within 90 days after the Termination Date, shall make a cash payment to Employee in an amount equal to two times the sum of (A) the Base Salary of Employee in effect immediately prior to the First Change in Control Event plus (B) a cash bonus equal to 100% of the Base Salary.

                      (C) For a 24-month period after the Termination Date, FIC shall allow Employee to participate in any health, disability and life insurance plan or program in which the Employee was entitled to participate immediately prior to the First Event as if Employee were an employee of FIC during such 24-month period; provided, however, that in the event that Employee's participation in any such health, disability or life insurance plan or program of FIC is barred, FIC, at its sole cost and expense, shall arrange to provide Employee with benefits substantially similar to those which Employee would be entitled to receive under such plan or program if Employee were not barred from participation. Benefits otherwise receivable by Employee pursuant to this section 10(a)(iii) shall be reduced to the extent comparable benefits are received by Employee from another employer or other third party during such 24-month period, and Employee shall promptly report receipt of any such benefits to FIC.

                      (D) Any outstanding and unvested stock options granted to Employee shall be accelerated and become immediately exercisable by Employee and shall remain exercisable for the lesser of one year from the date of termination or the original ten-year term of the option and any restricted stock awarded to Employee and subject to forfeiture shall be fully vested and shall no longer be subject to forfeiture.

               (ii) FIC shall also pay to Employee all legal fees and expenses incurred by the Employee as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Section 10.

               (iii) In addition to all other amounts payable to Employee under this Section 10(c), Employee shall be entitled to receive all benefits payable to Employee under any other plan or agreement relating to retirement benefits.

               (iv) Employee shall not be required to mitigate the amount of any payment or other benefit provided for in this Section 10 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in this Section 10(c) be reduced by any compensation earned by Employee as the result of employment by another employer after the Termination Date or otherwise, except as specifically provided in this Agreement.

        11. Conditions to Receipt of Termination Benefits.

        Notwithstanding any other provision of this Agreement, FIC will not pay to Employee, and Employee will not be entitled to receive, any payment pursuant to Sections 9(b) or 10(c) unless and until:

               (a) Employee executes, and there shall be effective following any statutory period for revocation or rescission, a release that irrevocably and unconditionally releases FIC,



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

any person acquiring FIC or its assets, and their past and current shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, covenants, rights and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated; provided, however, that the release shall not adversely affect Employee's rights to receive benefits to which he is entitled under this Agreement or Employee's rights to indemnification under applicable law, the charter documents of FIC, any insurance policy maintained by FIC or any written agreement between FIC and Employee; and

               (b) Employee executes an agreement prohibiting Employee for a period of one (1) year following the Termination Date from soliciting, recruiting or inducing, or attempting to solicit, recruit or induce, any employee of FIC or of any FIC acquiring FIC or its assets to terminate the employee's employment.

        12. Definitions.

        As used herein, the following terms shall have the meaning set forth in below for purposes of this Agreement:

            (a) "Cause" shall mean: (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company, (ii) Employee's willful breach of Employee's material obligations under this Agreement or Employee's willful failure or repeated refusal to perform or observe Employee's duties, responsibilities and obligations as an Employee of the Company for reasons other than disability or incapacity, (iii) the existence of any court order or settlement agreement prohibiting Employee's continued employment with the Company; (iv) if Employee has signed and/or entered into a written or oral non-competition agreement, confidentiality agreement, proprietary information agreement, trade secret agreement or any other agreement which would prevent Employee from working for the Company and/or from performing Employee's duties at the Company; or (v) the willful engaging by Employee in illegal conduct that is materially and demonstrably injurious to the Company. For the purposes of this definition, no act or failure to act on Employee's part shall be considered "dishonest," "willful" or "deliberate" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in, or not opposed, to the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

               (b) "Disability" shall mean Employee's absence from his duties with FIC on a full time basis for 180 consecutive business days, as a result of Employee's incapacity due to physical or mental illness, unless within 30 days after written notice of intent to terminate is given by FIC following such absence Employee shall have returned to the full time performance of Employee's duties.

               (c) "Pre-Change of Control Good Reason" shall mean, if, prior to a Change of Control, without the Employee's express written consent, any of the following shall occur:

                      (i) The assignment to Employee of any material duties inconsistent with Employee's status or position with FIC, or any other action by FIC that results in a substantial diminution in such status or position, excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by FIC promptly after receipt of notice thereof from Employee.

                      (ii) A material reduction by FIC in Employee's annual Base Salary or target incentive (other than consistently with a reduction instituted for all senior executives of FIC);

                      (iii) FIC requiring Employee to relocate to any place other than a location within forty miles of FIC's San Diego location, except for required travel on FIC business consistent with Section 6 hereof.

               (d) "Post-Change of Control Good Reason" shall mean, if, on or following a Change of Control, without the Employee's express written consent, any of the following shall occur:

                      (i) The Assignment to Employee of any material duties inconsistent with Employee's status or position with FIC, or any other action by FIC that results in a substantial diminution in such status or position, excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by FIC promptly after receipt of notice thereof from Employee.

                      (ii) A material reduction by FIC in Employee's annual Base Salary or target incentive in effect immediately prior to the First Change in Control Event or Termination;

                      (iii) The failure by FIC to continue to provide Employee with benefits at least as favorable in the aggregate to those enjoyed by Employee under FIC's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, employee stock options or savings plans in which Employee was participating at the time of the First Change in Control Event, the taking of any action by FIC that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed at the time of the First Change in Control Event, or the failure by FIC to provide Employee with the number of paid vacation days to which Executive is entitled at the time of the First Change in Control Event, but excluding any failure or action by FIC that is not taken in bad faith and which is remedied by FIC promptly after receipt of notice thereof from Employee;

                      (iv) FIC requiring Employee to relocate to any place other than a location within forty miles of the location at which Employee performed his primary duties immediately prior to the First Change in Control Event, or if Employee is based at FIC's principal executive offices to a location more than forty miles from its location immediately prior to the First Change in Control Event, except for required travel on FIC business to an extent substantially consistent with Employee's prior business travel obligations; or

                      (v) The failure of the Company to obtain agreement form any successor to assume and agree to perform this Agreement, as contemplated in
Section 22(b).

               (e) Other than in Section 10(a) hereof, the term "person" shall mean an individual, partnership, corporation, estate, trust or other entity.

               (f) "Termination Date" shall mean the date of termination of Employee's employment, which in the case of termination for Disability shall be the 30th day after notice is given as required in Section 12(b).

               (g) "Transition Period" shall mean the one-year period commencing on the date of the earliest to occur of an Event described in Section 10(a)(i), 10(a)(ii), 10(a)(iii) or 10(a)(iv) hereof (the "Commencement Date") and ending on the first anniversary of the Commencement Date.

        13. Excise Tax.

               (a) Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 10(c) hereof, an independent national accounting firm designated by FIC (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to Employee, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to Employee by FIC or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Employee, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Employee would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Employee, such lesser amount shall be paid to Employee. If not reducing the payments hereunder would result in a greater after-tax amount to Employee, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon FIC and Employee subject to the application of Section 13(b) hereof.

               (b) As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Employee; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as an overpayment by FIC to Employee. Employee will return the overpayment to FIC, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date Employee received the excess until it is repaid to FIC.

               (c) All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by FIC and FIC shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Employee in the year of receipt of the payments, unless Employee agrees otherwise.

        14. Proprietary Information.

        Employee is required to, and agrees to sign and abide by the terms of Employer's Non-Disclosure Agreement (Exhibit C) and Customer Information Confidentiality Agreement (Exhibit D) (collectively the "Proprietary Information Agreements") attached hereto as Exhibits C and D. Employee agrees that the Non-Disclosure Agreement and Customer Information Confidentiality Agreements are separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

        15. Dispute Resolution Procedure.

        If Employee disputes any determination made by FIC regarding Employee's eligibility for any Change of Control Events benefits under Section 10, the amount or terms of payment of any benefits under Section 10, or FIC's application of any provision of Section 10, then Employee shall, before pursuing any other remedies that may be available to Employee, seek to resolve such dispute by submitting a written claim notice to FIC. The notice by Employee shall explain the specific reasons for Employee's claim and basis therefor. The Board of Directors shall review such claim and FIC will notify Employee in writing of its response within sixty (60) days of the date on which Employee's notice of claim was given. The notice responding to Employee's claim will explain the specific reasons for the decision. Employee shall submit a written claim hereunder before pursuing any other process for resolution of such claim. This Section 15 does not otherwise affect any rights that Employee or FIC may have in law or equity to seek any right or benefit under this Agreement.

        Nothing herein shall limit any remedy available under the Proprietary Information Agreements with respect to violations or threatened violations thereof, including the pursuit of injunctive relief in court.

        16. Representations and Warranty of Employee.

        Employee represents and warrants to FIC that the performance of his duties hereunder will not violate any agreement with or any trade secret of any other person or entity.

        17. Notices.

        All notices, requests, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties or their successors in interest at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

        If to FIC:                   Fair, Isaac and Company, Incorporated.
                                     4295 Lexington Avenue North
                                     St. Paul, MN 55126 USA
                                     Attn:  Chief Executive Officer

        With a copy to:              Fair, Isaac and Company, Incorporated
                                     4295 Lexington Avenue North
                                     St. Paul, MN 55126 USA
                                     Attn: General Counsel

        If to Employee:


        18. Governing Law.

        This Agreement and the resolution of any disputes hereunder shall be governed by and construed in accordance with the laws of the State of California.

        19. Entire Agreement.

        The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreements, representations or promises of any kind, whether written, oral, express or implied, between HNC or FIC and Employee with respect to the subject matters herein, including any former employment agreements. This Agreement is intended as the complete and exclusive agreement between the parties with respect to Employee's employment by FIC, and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement

        20. Validity.

        If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

        21. Employee Acknowledgment.

        Employee acknowledges that he has had an opportunity to consult with his own separate counsel regarding the terms of this Agreement.

        22. Successors and Assigns.

               (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Employee shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of FIC or its successor.

               (b) FIC will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of FIC or all or substantially all of the assets of FIC, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that FIC would be required to perform it if no such succession had taken place. Failure of FIC to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Employee to compensation from FIC in the same amount and on the same terms as Employee would be entitled hereunder in the event of termination by FIC without Cause. As used in this Agreement, "FIC" shall mean FIC as hereinbefore defined and any successor to its business and/or assets as aforesaid that is required to execute and deliver the agreement as provided for in this Section 22(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        23. Integration.

        In the event that any payments or benefits become payable to Employee pursuant to Section 9 or 10 of this Agreement, then this Agreement will supersede and replace any other agreement, plan or program applicable to Employee to the extent that such other agreement, plan or program provides for payments or benefits to Employee arising out of the involuntary termination of Employee's employment or termination by Employee for Good Reason. In addition, the acceleration of stock options and lapsing of forfeiture provisions of restricted stock provided pursuant to Section 10(c)(i)(D) of this Agreement shall not be subject to the provisions of Article 13 of FIC's 1992 Long-Term Incentive Plan (or similar successor provision or plan).

        24. No Offsets. No amount payable to Employee pursuant to this Agreement shall be reduced for purposes of offsetting either directly or indirectly any indebtedness or liability of Employee to FIC, unless FIC claims in good faith that an indebtedness or liability of Employee to FIC exists as a result of acts by Employee that are illegal or constitute a violation of Employee's fiduciary duties to FIC.

        25. Attorney Fee Reimbursement.

Employee shall be entitled to reimbursement of reasonable attorneys' fees for reviewing this Agreement and related documentation, not to exceed $10,000.

        26. Miscellaneous.

        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties, and, to the extent required, is approved by the Board. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to similar time.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        FAIR, ISAAC AND COMPANY, INCORPORATED


                                        By
                                           -------------------------------------

                                        Title
                                             -----------------------------------


                                        EMPLOYEE


                                        /s/ Kenneth J. Saunders
                                        ----------------------------------------
                                        KENNETH J. SAUNDERS


Exhibits attached:

Exhibit A      Nonstatutory Stock Option Agreement
Exhibit B      1992 Long-Term Incentive Plan
Exhibit C      Employer's Non-Disclosure Agreement
Exhibit D      Customer Information Confidentiality Agreement

--------------------------------------------------------------------------------
                                    EXHIBIT A
--------------------------------------------------------------------------------

                         NOTICE OF GRANT OF STOCK OPTION

                      Fair, Isaac and Company, Incorporated
                                 Id: 94:1499887
                              200 Smith Ranch Road
                              San Rafael, CA 94903

--------------------------------------------------------------------------------

Kenneth J. Saunders                          OPTION NUMBER: _________________
                                             PLAN:               None
                                             ID:            _________________

--------------------------------------------------------------------------------

Effective 8/6/2002, you have been granted a Non-Qualified Stock Option to buy 200,000 shares of common stock of Fair, Isaac and Company, Incorporated ("Fair, Isaac") at $31.2600 per share (the "Option"). The Option will expire on August 5, 2012 (the "Expiration Date"). This Option is not granted pursuant to the terms of the Fair, Isaac 1992 Long-Term Incentive Plan.

The total option price of the shares granted is $6,252,000.00.

Subject to the Terms and Conditions of Nonstatutory Stock Option Agreement attached to this Notice, the Option shall become exercisable as to the number of shares of common stock on the dates specified below.

               SHARES                        VESTING DATE
               ------                        ------------
               50,000                        8/6/2003
               50,000                        8/6/2004
               50,000                        8/6/2005
               50,000                        8/6/2006

By your signature and Fair, Isaac's signature below, you and Fair, Isaac agree that this Notice of Grant of Stock Option and the Terms and Conditions of Nonstatutory Stock Option Agreement, which is attached hereto constitute the Nonstatutory Stock Option Agreement governing this Option.

--------------------------------------------------------------------------------

----------------------------------------               -------------------------
Andrea M. Fike, Vice President                         Date:
Fair, Isaac and Company, Incorporated


----------------------------------------               -------------------------
Kenneth J. Saunders                                    Date:

                      FAIR, ISAAC AND COMPANY, INCORPORATED

           TERMS AND CONDITIONS OF NONSTATUTORY STOCK OPTION AGREEMENT

                             FOR EXECUTIVE OFFICERS

               These are the terms and conditions applicable to the NONSTATUTORY STOCK OPTION granted by Fair, Isaac and Company, Incorporated, a Delaware corporation ("Fair, Isaac"), to you, the optionee listed on the Notice of Grant of Stock Option attached hereto as the cover page (the "Cover Page"), effective as of the date of grant. The Cover Page together with these Terms and Conditions of Nonstatutory Stock Option Agreement constitute the Nonstatutory Stock Option Agreement (the "Option Agreement").

NONSTATUTORY          This Option is not intended to qualify as an incentive
                      stock option under Section 422 of the Internal Revenue
                      Code.

VESTING Your Option vests and will be exercisable on the Vesting Dates, as shown on the Cover Page. In addition, your entire Option vests and will be exercisable in full in the event that:

                      - your service as an employee or director of Fair, Isaac (or any subsidiary) terminates because of your Disability or death, or

                      - any written employment agreement (other than an option agreement) between you and Fair, Isaac provides for acceleration of this Option in connection with a change in control of Fair, Isaac or upon any other specified event or combination of events.

                      No additional shares become exercisable after your employment or service with Fair, Isaac has terminated for any reason.

EXERCISE PERIOD       The right to purchase shares under this Option Agreement
                      terminates at 3:00 p.m. Pacific Time on the earliest of

                      -   the Expiration Date shown on the Cover Page; or

                      - the 90th day after the termination date of your service as an employee or director of Fair, Isaac (or any subsidiary), except if your termination results from Retirement, Disability or death or if your termination was in connection with a change in control of Fair, Isaac and any employment agreement or other written agreement between you and Fair, Isaac requires that any payments be made to you as a result of such termination; or

                      - the anniversary date of your Retirement as an employee or director of Fair, Isaac (or any subsidiary); or

                      - the anniversary date of the commencement of your Disability, if you become disabled while an employee, director, consultant or advisor of Fair, Isaac (or any subsidiary); or

                      - the anniversary date of your death, if you die while an employee or director of Fair, Isaac (or any subsidiary); or

                      - the anniversary date of your termination, if your termination was in connection with a change in control of Fair, Isaac and any employment agreement or other written agreement between you and Fair, Isaac requires that any payments be made to you as a result of such termination.

LEAVES OF             For purposes of this Option, your service does not
ABSENCE               terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Fair, Isaac in writing. Unless you return to active work upon termination of your approved leave, your service will be treated as terminating on the later of 90 days after you went on leave or the date that your right to return to active work is guaranteed by law or by a contract.

RESTRICTIONS          You may not exercise this Option if the issuance of shares
ON EXERCISE           at that time would violate any law or regulation, as
                      determined by Fair, Isaac. Moreover, you cannot exercise this Option unless you have returned a signed copy of the Option Agreement to Fair, Isaac.

NOTICE OF             If you do not exercise this Option through an automated
EXERCISE              electronic exercise vehicle approved by Fair, Isaac, then
                      you must notify Fair, Isaac of your intent to exercise this Option by completing the appropriate Notice of Exercise form and delivering it to the address provided on the Notice of Exercise before your right to purchase shares under this Option Agreement terminates. If you send your Notice of Exercise by facsimile transmission, it will be effective only if it is promptly confirmed by filing a form with an original signature.

                      The Notice of Exercise must specify how many shares you wish to purchase and must specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship).

                      If someone else wants to exercise this Option after your death, that person must prove to Fair, Isaac's satisfaction that he or she is entitled to do so.

FORM OF PAYMENT       When you submit your Notice of Exercise, you must include
                      payment of the exercise price shown on the Cover Page for the shares you are purchasing. Payment may be made in one
                      (or a combination of two or more) of the following forms as approved by Fair, Isaac in its sole discretion:

                      - Your personal check, a cashier's check or a money order;

                      - Irrevocable directions to a securities broker approved by Fair, Isaac to sell shares underlying this Option and to deliver all or a portion of the sale proceeds to Fair, Isaac in payment of the exercise price and the balance of the sale proceeds to you; all pursuant to a special "Notice of Exercise" form provided by Fair, Isaac; or

                      - Certificates for shares of Fair, Isaac common stock that you have owned for at least 12 months, along with any forms needed to effect a transfer of those shares to Fair, Isaac with the value of the shares, determined as of the effective date of the exercise of this Option, applied to the exercise price.

WITHHOLDING           You will not be allowed to exercise this Option unless you
TAXES                 make acceptable arrangements to pay any withholding taxes
                      that may be due as a result of the exercise of this Option. These arrangements must be satisfactory to Fair, Isaac. You may direct Fair, Isaac to withhold shares with a market value equal to the withholding taxes due from the shares to be issued as a result of your exercise of this Option.

RESTRICTIONS          By signing the Option Agreement, you agree not to sell any
ON RESALE             shares at a time when applicable laws or Fair, Isaac
                      policies prohibit a sale.

TRANSFER OF           Prior to your death, only you or a permitted assignee as
OPTION                defined herein may exercise this Option (unless this
                      Option or a portion thereof has been transferred to your former spouse by a domestic relations order by a court of competent jurisdiction). You may transfer this Option or a portion of this Option by gift to members of your immediate family, a partnership consisting solely of you and/or members of your immediate family, or to a trust established for the benefit of you and/or members of your immediate family (including a charitable remainder trust whose income beneficiaries consist solely of such persons). For purposes of the foregoing, "immediate family" means your spouse, children or grandchildren, including step-children or step-grandchildren. Any of these persons is a "permitted assignee." However, such transfer shall not be effective until you have delivered to Fair, Isaac notice of such transfer. You cannot transfer, pledge, hypothecate, assign or otherwise dispose of this Option, including using this Option as security for a loan. Any attempts to do any of these things contrary to the provisions of this Option, and the levy of any attachment or similar process upon this Option, shall be null and void. You may, however, dispose of this Option in your will or by a written beneficiary designation. Such a designation must be filed with Fair, Isaac on the proper form.

RETENTION             Neither your Option nor the terms of this Option Agreement
RIGHTS                give you the right to continue as an employee or director
                      of Fair, Isaac (or any subsidiaries) in any capacity.
                      Fair, Isaac (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause, subject to the terms of any written employment agreement signed by you and Fair, Isaac.

STOCKHOLDER           You, or your assignees, estate, beneficiaries or heirs,
RIGHTS                have no rights as a stockholder of Fair, Isaac until a
                      certificate for any portion of the shares underlying this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

ADJUSTMENTS           In the event of a subdivision of the common stock of Fair,
                      Isaac ("Common Stock") outstanding, a declaration of a divided payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spinoff or a similar occurrence, the Compensation Committee of the Board of Directors of Fair,
                      Isaac shall make appropriate adjustments in one or more of
                      (a) the number of shares underlying this Option, or (b) the exercise price of this Option. Except as provided herein, you shall have no rights by reason of any issue by Fair, Isaac of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. In the event that Fair, Isaac is a party to a merger or other reorganization, this Option shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of this Option by the surviving corporation or its parent, for its continuation by Fair, Isaac (if Fair, Isaac is a surviving corporation), for accelerated vesting or for settlement in cash.

APPLICABLE LAW        This Agreement will be interpreted and enforced under the
                      laws of the State of Delaware (without regard to its rules on choice of law).

OTHER                 This Option Agreement and any written agreement between
AGREEMENTS            you and Fair, Isaac (or any subsidiaries) providing for
                      acceleration of options granted to you by Fair, Isaac upon a change in control of Fair, Isaac constitute the entire understanding between you and Fair, Isaac regarding this Option. Any other prior agreements, commitments or negotiations concerning this Option are superseded. This
                      Agreement may be amended only in writing.

DEFINITIONS           "Retirement" means that you are eligible for normal
                      retirement or early retirement, as defined as follows:

                      -   "Normal Retirement Age" means age 65

                      - "Early Retirement" means age 55 and completed 10 Years of Service. One Year of Service is the completion of at least 1,000 hours of service during the year.

                      "Disability" means that you are unable to engage in any substantial gainful activity by reason of a medically determinable, physical or mental impairment which can be expected to result in death or which has lasted (or can be expected to last) for a continuous period of not less than 12 months.

BY SIGNING THE COVER PAGE, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE.



                                      -3-